Exhibit 99.(a)(1)(F)

FORM OF EMAIL: FINAL ELECTION CONFIRMATION STATEMENT (POST-EXPIRATION TIME
FOR OFFER PARTICIPANTS)

To:	[Name]
From:	Medarex, Inc.
Subject:	Statement Regarding Final Election Confirmation Statement (Post-Expiration Time for Offer Participants)

This notice is to inform you that we have completed our Offer pursuant to the Offer to Amend Eligible Options (the “Offering Memorandum”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offering Memorandum.

Pursuant to the Offer, we have accepted your election to amend the Eligible Portion(s) of your Eligible Option(s) and have amended the applicable exercise price(s) of the Eligible Portion(s) to be the Corrected Exercise Price(s) as set forth below:

Original Date of Grant	Original Option Exercise Price	Shares Subject to Eligible Portion	Corrected Exercise Price for Eligible Portion
	$		$

We strongly encourage you to print a copy of this page and keep it for your records.

This Final Election Confirmation Statement and the Offering Memorandum reflect the entire agreement between you and Medarex with respect to the Offer.